Exhibit 99.3                      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED – EQUALAN PHARMA, LLC

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2010 and 2009

Statements of Operations and Changes in Members’ Equity (Deficiency) for the years ended December 31, 2010 and 2009

Statements of Cash Flows for the years ended December 31, 2010 and 2009

Notes to the Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Equalan Pharma, LLC.

We have audited the accompanying balance sheets of Equalan Pharma, LLC as of December 31, 2010 and 2009, and the related statements of operations and changes in members’ equity (deficiency) and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equalan Pharma, LLC as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz and Co. P.A.

Hackensack, N.J.
August 25, 2011, except as to the last paragraph
of Note 6, which is dated September 9, 2011.

EQUALAN PHARMA, LLC
BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$53,042	$39,052
Account receivable - trade	50,111	38,692
- related party	388,693	178,274
Inventories	238,904	307,226
Prepaid expenses and other current assets	1,832	-
Total current assets	732,582	563,244

Other assets	23,714	30,577

Total Assets	$756,296	$593,821

LIABILITIES AND MEMBERS' EQUITY (DEFICIENCY)

Current liabilities:

Notes payable - bank	231,904	295,000
Accounts payable - trade	42,643	49,806
- related party	411,816	326,683
Accrued expenses and other current liabilities	15,169	17,282
Total current liabilities and total liabilities	701,532	688,771

Members' equity (deficiency)	54,764	(94,950)

Total liabilities and members' equity (deficiency)	$756,296	$593,821

The accompanying notes are an integral part of these financial statements.

EQUALAN PHARMA, LLC
STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY (DEFICIENCY)

	For The Year Ended December 31,
	2010	2009

Sales	$852,465	$712,333

Cost of sales	326,348	551,114

Gross profit	526,117	161,219

Operating Expenses:
General and adminstrative expenses	347,600	345,337

Income (Loss) from operations	178,517	(184,118)

Interest expense	28,803	21,789

Net income	149,714	(205,907)

Members' equity (deficiency) beginning of year	(94,950)	110,957

Members' equity (deficiency) end of year	$54,764	$(94,950)

The accompanying notes are an integral part of these financial statements.

EQUALAN PHARMA LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$149,714	$(205,907)

Adjustment to reconcile net income (loss) to net cash
provided by operating activities:

Amortization	7,824	7,824

Changes in operating assets and liabilities:
Accounts receivable - trade	(11,419)	52,673
related party	(210,419)	(19,874)
Inventories	68,322	232,316
Prepaid expenses and other current assets	(1,833)	-
Accounts payable - trade	(7,522)	29,062
related party	85,133	-
Accrued expenses and other current liabilities	(1,752)	(6,834)
Net cash provided by operating activities	78,048	89,260

Cash flows from investing activities
Purchase of intangible assets	(961)
Net cash used in investing activities	(961)	-

Cash flows from financing activities
Repayments of short-term loans	(63,097)	(90,000)
Net cash used in financing activities	(63,097)	(90,000)

Net increase (decrease) in cash and cash equivalents	13,990	(740)

Cash and cash equivalents - beginning of year	39,052	39,792

Cash and cash equivalents - end of year	$53,042	$39,052

Supplemental disclosures of cash flow information:

Interest paid	$16,027	$21,789

The accompanying notes are an integral part of these financial statements.

Equalan Pharma, LLC
Notes to Consolidated Financial Statements
December 31, 2010

NOTE 1 – Business

Equalan Pharma, LLC (the “Company”) was formed as a limited liability company under the laws of the State of California and is a California based specialty pharmaceutical company dedicated to dermatology.  The focus of the company is to design, develop and market unique esthetic and dermatological products. The company has one proprietary brand called GLYDERM.

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include, but are not limited to, the collectability of accounts receivable. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

The Company maintains cash balances at various financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  The Company's accounts at these institutions may, at times, exceed the Federally insured limits.  The Company has not experienced any losses in such accounts

Revenue Recognition

The Company sells its merchandise directly to dermatologists and to an online retailer. The agreements with customers do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts. The Company has no allowance for doubtful accounts in 2010 and 2009.

Inventories

Inventories are stated at the lower of cost, determined using the weighted average cost method, and net realizable value.  Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

 Level 1 — quoted prices in active markets for identical assets or liabilities

 Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

 Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Income Taxes

No provision for income taxes is made since the Company is treated as a partnership and the income or loss is passed through to the members.

NOTE 3 – Notes Payable – Bank

These obligations bear interest at an annual rate of Prime plus 0.5% payable monthly and are collateralized by a first priority lien on all of the borrower’s assets.

The obligations contain certain negative covenants, including prohibition on incurring any debt outside of the normal course of business, and certain events of default including breach of the negative covenants, certain bankruptcy or insolvency events or a change of ownership of more than 25% of the Company’s membership interests (see Note 6).

NOTE 4 – Related Parties

Balances:
	December 31,
	2010	2009
Trade receivables from a company under common ownership, non-interest bearing and due on demand	$388,692	$178,274

Trade payables to a company under common ownership, non-interest bearing and due on demand	$411,816	$326,683

Transactions:	Year Ended December 31,
	2010	2009

Payment to related party for use of warehouse	$33,000	$33,000

Purchases from company under common ownership	$209,227	$157,891

NOTE 5 – Concentrations

Approximately 12% and 12% of the Company’s sales for the year ended December 31, 2010 were made to two customers.  Approximately 11% of the Company’s sales for the year ended December 31, 2009 were made to one customer.

NOTE 6 - Subsequent Events

On June 30, 2011, 100% of the Company’s membership interests were acquired by Biozone Pharmaceuticals, Inc.

On August 15, 2011, the holder of the notes payable – bank declared the entire unpaid balance and accrued interest of the notes immediately due and payable as a result of a default caused by the acquisition of the Company by BioZone Pharma referred to above.  As of September 9, 2011, the notes and all accrued interest were paid in full.